SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C.  20549




                                 FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934




                               March 8, 2004
                      ---------------------------------
                      (Date of earliest event reported)




                          DELTA PETROLEUM CORPORATION
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)



        Colorado                    0-16203                84-1060803
       --------------              ----------          --------------------
        (State of                  Commission            (I.R.S. Employer
       Incorporation)                File No.            Identification No.)



                  Suite 1400
                  475 17th Street
                  Denver, Colorado                        80202
           -------------------------------------------------------
           (Address of principal executive offices)     (Zip Code)



      Registrant's telephone number, including area code: (303) 293-9133




                                   N/A
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)









ITEM 5.  OTHER EVENTS.

     The following is an update of our operations as of the date of this
Report:

Fuller Reservoir Field   Fremont County, Wyoming

     During February, we drilled the Fuller #12 well and we are now drilling our Fuller #9 location. These wells continue to encounter numerous potentially productive sands and shows. The Fuller #9 is the sixth well that we have drilled in the Fuller Reservoir Field and we expect it to become the eighth productive well in the field when it is completed. The Fuller #9 well should be at total depth next week and the drilling rig will be moved to our Fuller #10 location.

     A lack of availability of completion rigs has frustrated our efforts to bring new production on line as rapidly as desired. As a result, the Fuller #8 well was to have been on production during the month of February but is not yet selling gas. Testing of some of the lower zones in the Fuller #8 well has gone slowly which has not yet allowed us to move the existing completion rig to the Fuller #12 well or the State #36-1 well. We have ordered two additional completion rigs, both of which we expect to be available this week.

     We have also been attempting to bring a second drilling rig into the field and believe that we will be able to have two drilling rigs running full time by early April.

     We recently decided to run a 3-D seismic survey over the Fuller Reservoir structure which will assist us in evaluating deeper potential for the field.

Washington County, Colorado

     Our 78 square mile 3-D seismic field work is complete. The first 38 square miles of seismic has been processed and is being interpreted. Initial results are encouraging, with numerous structural features already identified. The seismic data on the remaining 40 square miles is currently being processed and should be available by the end of the month.

     We are in the process of contracting for drilling rigs that can be available to begin drilling by early April. Depending upon initial results, we expect to have at least two and possibly more rigs in operation in this area.

Laramie County, Wyoming

     We have drilled the Gross #1 well (Trailblazer Prospect) to a total measured depth of 12,244 feet which includes approximately 5,600 feet of horizontal displacement. We did not encounter open fractures while drilling although we did have live oil shows present throughout the entire horizontal section. The well will be completed and probably fracture stimulated sometime in the next few weeks.

     We expect to begin drilling an 8,000 feet "J" sand test at a location on our Tracy Prospect acreage within the next 30 days.



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Mosser Dome  - Yellowstone County, Montana

     We anticipate drilling our initial test well at the end of March.

Other Leasehold Acquisition Activity

     We have entered into a letter of intent to acquire 75% of the working interest and operations on approximately 7,800 acres of leasehold owned by Willsource Enterprise, LLC (Denver, Colorado) in the Willow Creek Unit, Mesa County, Colorado and a 50% working interest and operations on approximately 1,300 gross acres in Polk County, Texas. The Polk County acreage is close to the Double A Wells Field, and a portion of the lands is immediately offsetting a well being drilled by Blackstone Minerals to a depth of 21,000' which is expected to test deep Jurassic formations. Under the terms of this transaction, we have agreed to pay our proportionate share of and cause at least two wells to be drilled this year. One well will be drilled in Mesa County, Colorado to a depth of 6,500' to test the Mesa Verde and other formations. Another well will be drilled in Polk County, Texas to a depth of 11,000' to test the Wilcox formation.

Appalachian Properties   Southwest Pennsylvania

     On February 27, 2004 we entered into an agreement with Castle Energy Corporation (Nasdaq: CECX) to sell to it all of our producing properties in the Appalachian Basin. The sale price is $8,000,000 with a January 1, 2004 effective date and the closing is expected to occur on or before April 1, 2004. Both companies estimated total proved reserves to be approximately 7 Bcf of natural gas, 85% of which is proved producing. Delta will remain as contract operator for these properties for up to six months after closing during which time we expect Castle to take over as operator.

Other Areas of Operation

     The status of our other areas of operation remains as disclosed in our Form 8-K dated February 4, 2004.

Forward-Looking Statements

     This Report contains forward-looking statements, within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "project," "predict," "plan," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. The expectations reflected in forward-looking statements may prove to be incorrect. In addition, the information in our periodic reports, proxy statements and other documents filed with the Securities and Exchange Commission warn of risks or uncertainties associated with future results, events or circumstances identifies factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements and should be read in conjunction with this Report. We do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 DELTA PETROLEUM CORPORATION
                                 (Registrant)



Date:  March 8, 2004             By: /s/ Roger A. Parker
                                    -----------------------------
                                    Roger A. Parker, President



































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